Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), effective Dec. 8, 2004, is by and between SLS International, Inc., a corporation with its principal office at 3119 South Scenic, Springfield, Missouri  65807 (the “Client”), and W. Curtis Hargis Co., 4904 East Lamonta, Springfield, Missouri  65809 (the “Consultant”).

WHEREAS, the Consultant is willing to perform certain work hereinafter described in accordance with the provisions of this Agreement; and

WHEREAS, the Consultant has asserted that he is qualified to perform the work, all relevant factors considered, and that such performance will be in furtherance of Client’s business.

NOW,  THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.

SERVICES

1.1

Services to Client:  The Consultant shall provide the following services (“Services”) to Client: (a) arrange meetings between Client and designated retailers (“Retailers”) to allow Client to discuss a possible agreement to sell Client’s products; (b) assist Client with presentations to be made at any such meetings; and (c) assist Client with additional sales meetings, presentations, and correspondence with the Retailers as requested by Client.

1.2

Consultant and Client confirm and agree that no employment relationship is intended nor will be created by provision of the Services contemplated by this Agreement.  Consultant shall act solely as an independent contractor; Consultant shall under no circumstances be treated as or deemed to be employees of Client.  Nothing in this Agreement shall be construed to create a partnership, agency, joint venture, or employer-employee relationship as between Client and Consultant.  Consultant understands Client has no federal, state, or local obligations regarding employee liability or insurance, and Client’s total commitment and obligations under this Agreement are limited to the payments set forth herein. Consultant expressly represents and agrees that it is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the compensation paid to Consultant hereunder.  Consultant shall not hold himself out or otherwise represent himself to any third party as anything other than an independent contractor of Client.  Consultant shall not be entitled to enter into any contract, agreement, arrangement, or association on behalf of Client.

2.

PAYMENT.  The Consultant will be paid as follows:

2.1

If the negotiations between Client and a Retailer result, within 36 months of the date of this Agreement and as a result of the introduction to the Retailer by the Consultant, in any agreement or contract for products supplied by Client to the Retailer (even if only for a Trial Run or Test Market), Client shall issue to Consultant options to purchase 100,000 shares of Client’s Common Stock (SITI) upon contract signing with the Retailer plus options to purchase 1 share of Client’s Common Stock (SITI) for each $100.00 of sales; provided that the aggregate number of shares entitled to be purchased pursuant to the options issued to Consultant hereunder shall in no event exceed 500,000 shares.  (For example, and not in any way of limitation or modification of the foregoing sentence: if the Retailer purchases $5,000,000 of product from the Client, the Consultant would be entitled to options to purchase 50,000 shares).  There will be no time limit on the purchases made by the designated Retailer.  The exercise price of the options shall equal the five-day average trading price of the Client’s common stock prior to the signing of the contract with the Retailer and the options for all sales shall be issued quarterly, within 60 days of the close of each quarter.

2.2

The Consultant will be paid a 2% cash commission of the net sales realized by the Client to the Retailer for the term of this Agreement, payable to the Consultant or his heirs for a period of 50 years.  These commissions will be paid to the Consultant by the 15th of the month following the month of Client’s receipt of payment from the Retailer.  In the event product sold to the Retailer is returned to the Client for credit then the commission paid or due to the Consultant will be reduced from subsequent payments due to Consultant, or if no subsequent payments are due to Consultant, shall be promptly paid by Consultant to Client.

2.3

Client will use commercially reasonable effort to register any options issued hereunder promptly after issuance of such options.  The options shall be fully vested upon issuance and shall remain exercisable for a term of three years.

2.4

Consultant agrees that if it sells any of the shares of Client’s common stock acquired upon exercise of the options issued pursuant to this Agreement, Client will not sell more than 5,000 shares of the common stock in any single trading day or more than 25,000 shares of the common stock in any calendar week, until the trading price is above $6.00 per share.

3.

TERMINATION

3.1

This Agreement may be terminated by either party immediately upon written notice to the other party; provided that any introduction made prior to such termination shall be entitled to the compensation to be provided in accordance with Section 2 hereof (subject to the following proviso), if such introduction results in a contract entitled to compensation pursuant to such Section 2; provided further that, in the event that this Agreement is terminated by the Client for just cause (including breach of this Agreement by Consultant, insider trading by Consultant, Consultant’s commission of any act of dishonesty towards the Client, or Consultant’s commission of a felony or an act of moral turpitude), then all compensation payable to the Consultant under the terms of this contract shall stop; provided further that the provisions of Section 4 shall remain in full force and effect at all times following any termination of this Agreement.

4.

COVENANTS OF CONSULTANT

4.1

Consultant acknowledges that the information, observations and data relating to the business of Client and its subsidiaries that Consultant shall obtain during the course of his association with the Client and its subsidiaries and his performance under this Agreement are the property of the Client and its subsidiaries.  Consultant agrees that he shall not use for his own purposes or disclose to any third party any of such information, observations or data without the prior written consent of the Client, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions.  Consultant shall deliver to the Client upon termination of this Agreement, or at any other time the Client may request, all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documentation (and copies thereof) relating to the business of the Client and its subsidiaries that Consultant may then possess or have under his control.

4.2

Beginning on the date of this Agreement, Consultant will: (i) refrain from disparaging, defaming or encouraging or assisting the disparagement or defamation of the Client or its officers or directors; (ii) refrain from making any expressly or impliedly false or deceptive statements regarding the Client or its officers or directors and encouraging or assisting any others to do so.

5.

MISCELLANEOUS

5.1

Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

5.2

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided that in no event shall Consultant’s obligations to perform future services for the Client be delegated or transferred by Consultant without the prior written consent of the Client (which consent may be withheld in its sole discretion).

5.3

No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought.

5.4

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

5.5

Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

5.6

This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Client:  SLS International, Inc.

By:___________________________

Date:___________________

John Gott, President/CEO

Consultant:  W. Curtis Hargis

By:___________________________

Date:____________________